                                                                     EXHIBIT 2.1

                            AMENDMENT NO. 1  TO THE
               AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION
               -------------------------------------------------


          Amendment No. 1, dated as of September 3, 1999 (the "Amendment"), to the Agreement and Plan of Merger and Recapitalization, dated as of June 24, 1999 (as amended hereby, the "Merger Agreement"), among RSJ Acquisition Co., a Delaware corporation ("Merger Co.") and Citation Corporation, a Delaware corporation (the "Company").

          WHEREAS, Merger Co. and the Company have heretofore entered in the Merger Agreement; and

          WHEREAS, Merger Co. and the Company have agreed to amend certain provisions of the Merger Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Merger Co. and the Company do hereby agree as follows:

          1.    Definitions.  Unless otherwise defined herein, capitalized terms
                -----------
that are defined in the Merger Agreement and used herein shall have the meanings set forth in the Merger Agreement.

          2.    Amendment to Section 2.02(a).  Section 2.02(a) of the Merger
                ----------------------------
Agreement is hereby amended and restated to read in its entirety as follows:

          "(a) Each person who, on or prior to the Election Date (as defined below), is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such person's shares, to make an unconditional election ("Non-Cash Election") on or prior to such Election Date to retain shares of Common Stock of the Surviving Corporation in the Merger ("Non-Cash Election Shares"), on the basis hereinafter set forth, provided that, notwithstanding anything in this Agreement to the
             --------
     contrary, the minimum number of shares of Company Common Stock as to which a Non-Cash Election may be made by any record holder is 10,000 and any record holder who seeks to make a Non-Cash Election with respect to fewer than 10,000 shares of Company Common Stock shall be deemed to have not made a Non-Cash Election for all purposes of this Agreement."

          3.    Amendment of Section 2.02(c).  Section 2.02(c) of the Merger
                ----------------------------
Agreement is hereby amended by adding the following proviso at the end of the last sentence thereof:

     "; provided, further, that to be effective, any such Form of Election must relate to at least 10,000 shares of Company Common Stock and if any such Form of Election relates to fewer than 10,000 shares of Company Common Stock, such Form of Election shall be deemed to be not properly completed and shall be null and void for all purposes of this Agreement."

          4.   Amendment to Section 2.03(a).  Section 2.03(a) of the Merger
               ----------------------------
Agreement is hereby amended and restated to read in its entirety as follows:

          "(a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be converted into the right to retain Non-Cash Election Shares at the Effective Time (the "Non-Cash Election Number") shall be 790,115."

          5.   Amendment to Section 3.01(h).  Section 3.01(h) of the Merger
               ----------------------------
Agreement is hereby amended by adding the following language as a new second sentence thereof:

     "Notwithstanding the foregoing, for purposes of this paragraph (h), any suit, action, proceeding judgment, decree, injunction, rule or order arising after June 24, 1999 shall not be deemed to have a material adverse effect on the Company if and to the extent such suit, action, proceeding, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement, or the transactions contemplated hereby."

          6.   Amendment to Section 5.01(b).  Section 5.01(b) of the Merger
               ----------------------------
Agreement is hereby amended and restated to read in its entirety as follows:

          "(b) The Company (i) shall duly call, give notice of, convene and
                             -
     hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval and (ii) shall,
                                                                    --
     through its Board of Directors, recommend to its stockholders (X) the
                                                                    -
     adoption of this Agreement and (Y) that such stockholders do not make a
                                     -
     Non-Cash Election with respect to any share of Company Common Stock, unless in the cases of clauses (i) or (ii), the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with
     Section 4.04(b)."

          7.   Amendment to Section 5.04.  Section 5.04 of the Merger Agreement
               -------------------------
is hereby amended and restated to read in its entirety as follows:

          "(a) Each Company Stock Option to purchase shares of the Company Common Stock granted under the Company Stock Plans (including, without limitation, any additional shares subject thereto by reason of the consummation of the "change of control" resulting from the Merger) that is outstanding and not yet vested or exercisable immediately prior to the Effective Time, including the Rollover Options (as defined below), shall become fully vested and exercisable upon the Effective Time. At or prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be necessary to cause each such Company Stock Option to vest as a consequence of the Merger.

          (b) At the Effective Time, each holder of a then outstanding Company Stock Option whether or not then exercisable, other than the Rollover Options, shall be entitled to receive for each share of Company Common Stock subject to such Company Stock Option, in settlement and cancellation thereof, an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Company Stock Option, to the extent such difference is a positive number (such amount being hereinafter referred to as the "Option Consideration"). Upon the Effective Time, the Surviving Corporation shall pay to each holder of a Company Stock Option (other than a Rollover Option) the Option Consideration in respect thereof. No interest shall be paid or accrued on the Option Consideration. Until settled in accordance with this Section 5.04(b), each Company Stock Option (other than a Rollover Option) shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.

          (c) Notwithstanding anything contained in this Section 5.04, with respect to any person subject to Section 16(a) of the Exchange Act, the Option Consideration shall not be payable until the first day payment can be made without liability to such person under Section 16(b) of the Exchange Act, but shall be paid as soon as practicable thereafter.

          (d) The surrender of a Company Stock Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option. Prior to the Effective Time, the Company shall take all action necessary (including causing the Board of Directors of the Company (or any committees thereof) to take such actions as are allowed by the Company Stock Option Plans) to ensure that, following the Effective Time, no participant in any Company Stock Plan (other than holders of Rollover Options with respect to such Rollover Options) shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

          (e) Each holder of a Rollover Option shall thereafter continue to hold an option to purchase such number of shares of common stock of the Surviving Corporation, at such exercise prices and having such other terms and conditions, as such holder enjoyed with respect to Company Common Stock under such holder's Rollover Options, except as may be amended by agreement between Merger Co. or the Surviving Corporation and such holder. "Rollover Options" means the Company Stock Options (i) as to which Merger Co. and the holder of such Company Stock Option have agreed will remain outstanding after the Effective Time and (ii) which shall have been identified to the Company no less than 10 days prior to the Closing Date, such identification to be in the form of a written notice signed by the holder in question and Merger Co.

          (f) Upon the Effective Time, each share of Company Common Stock subscribed to under the Stock Purchase Plan (other than such shares for which a valid Non-Cash Election shall have been made) shall (without duplication for any amounts that are paid with respect to such shares pursuant to Section 2.01(c)) be canceled and shall thereafter represent the right to receive in the Merger the difference between the Merger Consideration and the unpaid portion, if any, of the per share subscription price for such share.

          (g) At or prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be necessary to implement the provisions of this Section 5.04."

          8.   Amendment to Section 5.16.  Section 5.16 of the Merger Agreement
               -------------------------
is hereby amended and restated to read in its entirety as follows:

          "SECTION 5.16.  [Intentionally Omitted]"

          9.   Amendment to Section 5.17.  Section 5.17 of the Merger Agreement
               -------------------------
is hereby amended and restated to read in its entirety as follows:

          "SECTION 5.17.  [Intentionally Omitted]"

          10.  Amendment to Section 6.02(d).  Section 6.02(d) of the Merger
               ----------------------------
Agreement is hereby amended and restated to read in its entirety as follows:

          "(d)  [Intentionally Omitted]"

          11.  References.  Each reference in the Merger Agreement to "this
               ----------
Agreement", "hereof", "hereunder" or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

          12.  Counterparts.  This Amendment may be executed in any number of
               ------------
counterparts each of which shall be an original and all of which taken together shall constitute one and the same Amendment.

          13.  Governing Law.  This Amendment shall be governed by, and
               -------------
construed in accordance with the laws of the State of Delaware, without regard to laws that might otherwise govern under applicable principles of conflicts of law.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                             CITATION CORPORATION


                             By: /s/ Thomas W. Burleson
                                 ------------------------------
                                 Name:  Thomas W. Burleson
                                 Title: Vice President and Chief Financial
                                        Officer


                             RSJ ACQUISITION CO.



                             By: /s/ James J. Connors, II
                                 ----------------------------------
                                 Name:  James J. Connors, II
                                 Title: Vice President